EXHIBIT 10.14


                              AMENDED AND RESTATED
                               INDEMNITY AGREEMENT

      AMENDED AND RESTATED INDEMNITY AGREEMENT (this "Agreement"), made and entered into as of this the 26th day of June, 1998, by F. NEAL HUNTER, an individual residing in Durham County, North Carolina ("Hunter"), and CREE RESEARCH, INC., a North Carolina corporation ("Cree").

                             W I T N E S S E T H:

      WHEREAS, Hunter serves as Cree's President and Chief Executive Officer, and as a member and Chairman of its Board of Directors, and holds a substantial number of shares of Cree's common stock: and

      WHEREAS, Cree owns 24,601 shares of the common stock of C3, Inc., a North Carolina corporation ("C3"), issued pursuant to an Assignment Agreement between Cree and C3 dated June 28, 1995 which gave Cree the right to acquire one percent of the outstanding common stock of C3 for $500 but permitted C3 to waive the consideration and issue the stock at any time, which C3 elected to do in January 1997; and

      WHEREAS, C3 conducted an initial public offering of its common stock in November 1997 and, pursuant to Hunter's direction after consultation with its Board of Directors, Cree purchased 100,000 shares in the offering, at the offering price of $15 per share, based upon the judgment that the market price of the shares would likely increase and that the purchase would thus enhance Cree's value; and

      WHEREAS, the market price of C3's common stock thereafter declined and, in order to avoid having Cree record a loss as a result of its C3 holdings, Hunter entered into an agreement with Cree on December 28, 1997 under which he promised to indemnify Cree against any losses that might result from the sale of its C3 stock, up to a maximum of $300,000 (such agreement is referred to herein as the "Original Agreement"); and

      WHEREAS, Cree subsequently sold 45,000 of its C3 shares, realizing a loss for which Hunter is obligated under the Original Agreement and leaving a balance of 79,601 shares of C3 stock owned by Cree at the date of this Agreement;

      WHEREAS, based on the market price of C3's common stock at the date of this Agreement, Hunter's $300,000 maximum indemnity under the Original Agreement would be insufficient to avoid realizing further losses if Cree were to liquidate its remaining C3 stock; and

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      WHEREAS, Hunter believes it is in Cree's interest to continue holding its remaining C3 stock and, in order to avoid having Cree record a further loss as a result of its C3 holdings, Hunter has reached an agreement with Cree to increase the maximum amount of his indemnity on the terms and conditions set forth below; and

      WHEREAS, Hunter and Cree desire to memorialize their understanding and agreement by amending and restating the provisions of the Original Agreement as set forth below;

      NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Hunter and Cree agree that the Original Agreement is hereby amended and restated to read as follows:

      1. For all shares of C3 common stock sold by Cree at a price less than $15 per share, Hunter will pay Cree the difference between the per share selling price and $15 per share, subject to and in accordance with the terms and conditions of this Agreement. Commissions and other trading expenses shall be disregarded for purposes of this Agreement.

      2. This Agreement shall apply to all sales of C3 common stock from time to time made by Cree after November 14, 1997, whether the shares sold are held of record or in a nominee account for the benefit of Cree, until Cree has sold an aggregate of 100,000 shares.

      3. Payment of amounts due under this Agreement shall be made within ten
(10) days after receipt by Hunter of Cree's written demand therefor setting out the number of shares sold, the date sold and the per share selling price. The demand must be made pursuant to the vote of a majority of the members of the Board of Directors of Cree other than Hunter.

      4. Hunter's maximum liability under this Agreement shall in no event exceed:

            (a)   $300,000; plus

            (b)   the lesser of

                  (i)   $100,000 and


                 (ii)  the difference between the per share selling price and
                        $9.375 per share for all shares of C3 common stock sold by Cree, at a price less than $9.375 per share, after June 26, 1998
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                        and prior to the date of the demand under
                        paragraph 3 of this Agreement;

                  minus

            (c) the difference between the per share selling price and $9.375 per share for all shares of C3 common stock sold by Cree, at a price greater than $9.375 per share, after June 26, 1998 and prior to the date of the demand under paragraph 3 of this Agreement.

      5. Hunter's obligations under this Agreement shall terminate in the event Cree purchases any additional shares of C3 common stock.

      6. In the event of any stock split or stock dividend with respect to the C3 common stock, the numbers of shares and per share prices provided for in this Agreement shall be appropriately adjusted.

      7. This Agreement shall be binding upon and inure to the benefit of Hunter and his heirs, personal representatives, successors and assigns and upon Cree and its successors and assigns. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall not be amended except in a document executed on behalf of both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their respective seals hereto as of the date first stated in the preamble above.



                               /s/ F. Neal Hunter      (SEAL)
                                ------------------
                                   F. Neal Hunter



                              CREE RESEARCH, INC.

(CORPORATE SEAL)

Attest:                       By:   /s/ Charles M. Swoboda
                                    -----------------------
                                         Charles M. Swoboda, Vice President

  /s/ Adam H. Broome
  -----------------------
      Adam H. Broome, Secretary